Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

Sonic ACHIEVES STRONG first quarter results

SAME-STORE SALES INCREASE 8.5%

OKLAHOMA CITY (January 6, 2015) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the first fiscal quarter ended November 30, 2014.

Key highlights of the company’s first quarter of fiscal year 2015 included:

•

Net income per diluted share was $0.18 compared with net income per diluted share of $0.14 in the prior-year period; excluding items outlined below, net income per diluted share was $0.13 in the first fiscal quarter of 2014, resulting in a 38% increase on an adjusted basis;

•	System same-store sales increased 8.5%, consisting of an 8.5% same-store sales increase at franchise drive-ins and an increase of 7.9% at company drive-ins;
•	Company drive-in margins improved by 70 basis points versus the first quarter of fiscal year 2014;
•	13 new drive-ins opened; and
•	The company repurchased approximately $20 million of stock and paid its first-ever quarterly dividend of $0.09 per share.

“We are extremely pleased with our performance in the first quarter and believe that our focus on innovative products, increased media effectiveness and a layered day-part promotional strategy were instrumental to our continued success,” said Cliff Hudson, Sonic Corp. CEO.  “Our business momentum remains strong as improvements in core menu items combined with limited-time-offer promotions are driving our same-store sales growth.  Further, we expect our technology initiatives will provide an additional layer of growth to build sales and profits over the next several years.

“Our focus continues to be on our multi-layered growth strategy, which is comprised of initiatives to drive same-store sales growth, improve margins, increase royalty revenues, new drive-in development and deployment of free cash flow1.  This strategy is expected to continue to drive strong double-digit earnings per share growth for the next several years,” concluded Hudson.

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

Same-Store Sales

For the first fiscal quarter ended November 30, 2014, system same-store sales increased 8.5%, which was comprised of an 8.5% same-store sales increase at franchise drive-ins and an increase of 7.9% at company drive-ins.

Financial Overview

For the first fiscal quarter of 2015, the company’s net income increased to $10.1 million or $0.18 per diluted share compared with net income of $8.2 million or $0.14 per diluted share in the same period in the prior year.  Excluding a tax benefit in the first fiscal quarter of 2014, outlined below, earnings per share increased 38%.

The following non-GAAP adjustment is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this item provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three months ended		Three months ended
	November 30, 2014		November 30, 2013
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$10,085	$0.18	$8,208	$0.14	$1,877	23%	$0.04	29%
Tax benefit from the IRS' acceptance of a federal tax method change	-	-	(484)	(0.01)
Adjusted - Non-GAAP	$10,085	$0.18	$7,724	$0.13	$2,361	31%	$0.05	38%

Fiscal Year 2015 Outlook

While the macroeconomic environment may impact results, the company expects its initiatives to drive earnings per share growth in fiscal 2015 at the high end or slightly above its long-term 14% to 20% earnings per share growth target, versus adjusted EPS in fiscal 2014. The outlook for fiscal 2015 anticipates the following elements:

•	Positive same-store sales in the low single digit range for the system;
•

Company drive-in same-store sales growth expected to outperform franchisees for the fiscal year as a result of the recent implementation of new digital menu boards and point-of-sale systems, with this outperformance weighted toward the latter portion of the fiscal year;

•

In addition to royalty revenue growth from same-store sales improvements and new unit development, incremental royalty revenue of approximately $8 million as a result of approximately 900 stores converting to a higher royalty rate structure at the beginning of fiscal 2015;

•	50 to 60 new franchise drive-in openings, resulting in net unit growth for the system;
•	Drive-in-level margin improvement of between 50 to 100 basis points, depending upon the degree of same-store sales growth at company drive-ins and commodity cost inflation;
•	Selling, general and administrative expenses of $75 million to $76 million, reflecting increased investment in human resources to support the brand initiatives described above;
•	Depreciation and amortization expense of $45.5 million to $46.5 million as a result of increased capital investment in fiscal 2014;
•	Net interest expense of $25 million to $25.5 million;
•	An income tax rate of between 37.5% to 38.5%, excluding the retroactive reinstatement in December 2014 of certain tax credit programs for calendar year 2014;
•	Capital expenditures of $30 million to $40 million;
•	Free cash flow of $65 million to $75 million;
•	The planned repurchase of $105 million of stock across the fiscal year; and

•	A quarterly cash dividend of $0.09 per share resulting in an estimated payout of $19 million during the fiscal year.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET.  The conference call can be accessed live by dialing (877) 591-4959 or (719) 325-4849 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 3996383.  The replay will be available until Tuesday, January  13, 2015.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast.  A link to this event may be found on the company’s investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day.  Over the past 61 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program.  SONIC received top honors as America’s “#1 burger quick service restaurant,” ranking in the top 5 of all brands in the 2014 Temkin Experience Ratings report.  For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com.  Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended
	November 30,
	2014	2013
Revenues:
Company Drive-In sales	$100,138	$93,499
Franchise Drive-Ins:
Franchise royalties and fees	38,264	31,221
Lease revenue	1,065	886
Other	389	1,046
Total revenues	139,856	126,652

Costs and expenses:
Company Drive-Ins:
Food and packaging	28,573	26,236
Payroll and other employee benefits	35,271	33,340
Other operating expenses, exclusive of
depreciation and amortization included below	22,605	21,807
Total cost of Company Drive-In sales	86,449	81,383

Selling, general and administrative	18,788	17,005
Depreciation and amortization	11,660	10,034
Provision for impairment of long-lived assets	22	-
Other operating (income) expense, net	399	(129)
Total costs and expenses	117,318	108,293
Income from operations	22,538	18,359

Interest expense	6,281	6,383
Interest income	(102)	(117)
Net interest expense	6,179	6,266
Income before income taxes	16,359	12,093
Provision for income taxes	6,274	3,885
Net income	$10,085	$8,208

Basic income per share	$0.19	$0.15
Diluted income per share	$0.18	$0.14

Weighted average basic shares	53,360	56,292
Weighted average diluted shares	54,827	57,897

SONIC CORP.
Unaudited Supplemental Information

	Three months ended
	November 30,
	2014	2013
Drive-Ins in Operation
Company:
Total at beginning of period	391	396
Opened	1	-
Acquired from (sold to) franchisees	(2)	(7)
Closed (net of re-openings)	(1)	(1)
Total at end of period	389	388
Franchise:
Total at beginning of period	3,127	3,126
Opened	12	7
Acquired from (sold to) the company	2	7
Closed (net of re-openings)	(13)	(11)
Total at end of period	3,128	3,129
System-wide:
Total at beginning of period	3,518	3,522
Opened	13	7
Closed (net of re-openings)	(14)	(12)
Total at end of period	3,517	3,517

	Three months ended
	November 30,
	2014	2013
	($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$100,138	$93,499
Average drive-in sales	259	239
Change in same-store sales	7.9%	1.9%
Franchised Drive-Ins:
Total sales	$908,276	$829,995
Average drive-in sales	294	270
Change in same-store sales	8.5%	2.3%
System-wide:
Change in total sales	9.2%	2.4%
Average drive-in sales	$290	$266
Change in same-store sales	8.5%	2.2%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended
	November 30,
	2014	2013
	(In thousands)
Revenues
Company Drive-In sales	$100,138	$93,499
Franchise Drive-Ins:
Franchise royalties	36,776	30,912
Franchise fees	1,488	309
Lease revenue	1,065	886
Other	389	1,046
Total revenues	$139,856	$126,652

	Three months ended
	November 30,
	2014	2013
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.5%	28.1%
Payroll and employee benefits	35.2	35.6
Other operating expenses	22.6	23.3
Cost of Company Drive-In sales	86.3%	87.0%

	November 30,	August 31,
	2014	2014
	(In thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$45,221	$35,694
Current assets	90,344	95,712
Property, equipment and capital leases, net	436,768	441,969
Total assets	$641,617	$650,972

Current liabilities, including capital lease obligations and
long-term debt due within one year	$75,679	$79,511
Obligations under capital leases due after one year	22,430	23,050
Long-term debt due after one year	425,079	427,527
Total liabilities	580,146	588,297
Stockholders' equity	$61,471	$62,675